Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

GeoEye, Inc.’s principal affiliates as of December 31, 2010, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

AFFILIATES OF REGISTRANT INCLUDED IN REGISTRANT’S FINANCIAL STATEMENTS

	Percentage of Voting Securities Directly or Indirectly Owned by Registrant	State or Country of Incorporation or Organization
ORBIMAGE Inc.(1)	100	Delaware
ORBIMAGE SI Holdco Inc.(2)	100	Delaware
ORBIMAGE SI Opco Inc.(3)	100	Delaware
i5, Inc.	100	Missouri
MJ Harden Associates, Inc.	100	Missouri
ORBIMAGE License Corp.(4)	100	Delaware
GeoEye Asia Pte. Ltd.	100	Singapore
GeoEye Analytics Inc.	100	Delaware

(1)	As of January 29, 2010, the name of the entity was changed to GeoEye Imagery Collection Systems Inc.
(2)	As of January 29, 2010, the name of the entity was changed to GeoEye Solutions Holdco Inc.
(3)	As of January 29, 2010, the name of the entity was changed to GeoEye Solutions Inc.
(4)	As of January 29, 2010, the name of the entity was changed to GeoEye License Corp.